SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the registrant       /x/
Filed by a party other than the registrant        / /
Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting Material Pursuant to [ss]240.14a-11(v) or [ss]240.14a-12


                                 SUMMIT BANCORP
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 SUMMIT BANCORP
------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------
     5) Total fee paid:

        ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ----------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ----------------------------------------------------------------------
     3) Filing Party:

        ----------------------------------------------------------------------
     4) Date Filed:

        ----------------------------------------------------------------------

[Summit Logo]

                                              301 Carnegie Center
                                              P.O. Box 2066
                                              Princeton, New Jersey 08543-2066

                                              T. Joseph Semrod
                                              Chairman of the Board and
                                              Chief Executive Officer



March 7, 1997



Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Summit Bancorp scheduled to be held on Friday, April 18, 1997, at 10:00 a.m. at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey. Your Board of Directors and senior management look forward to personally greeting those shareholders able to attend.

At the meeting, shareholders will be asked to elect six directors, to approve an increase in Summit's authorized common stock and to ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the accounts of Summit for 1997. We will also report to you on Summit's current operations and outlook. Members of the Board and management will be available to respond to any questions you may have.

Regardless of the number of shares you own, it is important that they be represented and voted at the meeting. Please sign, date and mail the enclosed proxy in the return envelope provided. Your prompt cooperation is appreciated.

On behalf of your Board of Directors, thank you for your continued support.



Sincerely,


/s/ T. JOSEPH SEMROD

[SUMMIT LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             FRIDAY, APRIL 18, 1997

TO OUR SHAREHOLDERS:

     The Annual Meeting of the shareholders of Summit Bancorp. is scheduled to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey, on Friday, April 18, 1997 at 10:00 a.m. for the following purposes:

1.   To elect six Directors.


2. To approve an amendment to the Restated Certificate of Incorporation of Summit Bancorp. increasing authorized Common Stock from 130 million to 260 million shares.


3. To ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the consolidated financial statements of Summit Bancorp. and its subsidiaries for the year ending December 31, 1997.

4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors by resolution has fixed the close of business on February 20, 1997 as the record date and hour for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please sign, date and promptly mail the enclosed white Proxy. Please act today.


                                        By order of the Board of Directors


                                        RICHARD F. OBER, JR.
                                        Secretary


March 7, 1997



     PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED WHITE PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU PLAN ON ATTENDING THE ANNUAL MEETING PLEASE SO INDICATE ON YOUR PROXY.

     IMPORTANT NOTICE: ALL SHAREHOLDERS PLANNING TO ATTEND THE ANNUAL MEETING SHOULD REFER TO THE BACK COVER FOR DIRECTIONS TO THE ANNUAL MEETING SITE AND FOR IMPORTANT INFORMATION REGARDING PROCEDURES FOR ADMITTANCE TO THE ANNUAL MEETING.

                                PROXY STATEMENT

      The mailing address of the corporate headquarters of Summit Bancorp. ("Summit" or the "Corporation") is P.O. Box 2066, Princeton, New Jersey 08543-2066, and the telephone number is (609) 987-3200.


      This Proxy Statement and the enclosed proxy are being sent to shareholders on approximately March 7, 1997. A copy of the 1996 Annual Report to Shareholders, including financial statements, is enclosed.


      The following information is furnished in connection with a solicitation of proxies by the Board of Directors for the Annual Meeting. Except for matters described in this Proxy Statement, the Board of Directors does not know of any matter that will or may be presented at the Annual Meeting. With respect to any proposals that may be presented at the Annual Meeting not currently known to the Board of Directors, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

      A white proxy card is enclosed. Your vote is important and you are encouraged to return it by mail today. Each proxy submitted will be voted as directed; however, if not otherwise specified, proxies solicited by the Board of Directors will be voted FOR the Director nominees named herein and FOR the second and third proposals set forth in the Notice of Annual Meeting of Shareholders and this Proxy Statement.

      If a shareholder is participating in Summit's Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan"), the shareholder will receive a single proxy covering both the shares of Summit common stock, par value $1.20 per share (the "Common Stock"), held by the shareholder in certificate form and the shares of Common Stock held in the shareholder's Dividend Reinvestment Plan account by the Dividend Reinvestment Plan Administrator. If a proxy is not returned, shares of Common Stock represented by the proxy, including any held under the Dividend Reinvestment Plan, will not be voted.

      Individuals who hold Common Stock through participation in Summit's Savings Incentive Plan (the "Savings Plan") will receive a separate card for use in providing voting instructions to the Savings Plan's Trustee. Full shares held by the Savings Plan will be voted by the Trustee in accordance with instructions received from participants. Full shares held by the Savings Plan for which no voting instructions are received will be voted by the Trustee in a manner deemed to be in the best interests of the beneficial owners of such shares.

      A proxy may be revoked by the person giving the proxy at any time prior to the close of voting. Prior to the Annual Meeting a proxy may be revoked by filing with the Secretary of Summit a written revocation or a duly executed proxy bearing a later date. During the Annual Meeting a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the secretary of the Annual Meeting prior to the close of voting. Any shareholder of record may attend the Annual Meeting and vote in person, whether or not a proxy has previously been given.


      The close of business of Summit on February 20, 1997 has been fixed by the Board of Directors as the record date and hour for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On that date, there were 94,317,893 shares of Common Stock issued and outstanding, and there were no other voting securities of Summit outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

      In a Report on Schedule 13G for the year ended December 31, 1996 filed with the Securities and Exchange Commission ("SEC_) under the Securities Exchange Act of 1934 ("Exchange Act") by Delaware Management Holdings, Inc. ("Delaware Management"), 2005 Market Street, Philadelphia, Pennsylvania 19103, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, Delaware Management reported ownership of 7,005,426 shares of Summit Common Stock on behalf of the several investment companies registered under Section 8 of the Investment Company Act of 1940 known collectively as the Delaware Group of Funds (the "Delaware Group"), representing 7.4% of the shares of Summit Common Stock outstanding on February 20, 1997. Delaware Management reported it held sole voting power over 503,270 of such shares, shared voting power over zero of such shares, sole investment power over 6,718,886 of such shares and shared investment power over 286,426 of such shares. The foregoing information is furnished in reliance upon the information contained in the Report on Schedule 13G referred to above. To Summit's knowledge, there is no other person (as defined in Section 13(d)(3) of the Exchange Act) who beneficially owns five percent or more of the outstanding voting securities of Summit as of February 20, 1997.


     The following companies are subsidiaries of Summit and are sometimes referred to by means of the listed abbreviations: First Valley -- First Valley Corporation, SumNJ -- Summit Bank (Hackensack, NJ) and SumPA -- Summit Bank (Bethlehem, PA).

                            1. ELECTION OF DIRECTORS

      The Restated Certificate of Incorporation of Summit contains a provision adopted by a vote of the shareholders which divides the Summit Board of Directors into three classes, with each class of Directors serving a staggered term of three years. Each class of Directors must consist, as nearly as possible, of one third of the number of Directors constituting the entire Board of Directors. Presently there are seven Directors in Class I, six Directors in Class II and six Directors in Class III. The terms of the Directors in Class I expire at the 1997 Annual Meeting. Accordingly, at the 1997 Annual Meeting, Class I Directors are to be elected to serve until the 2000 Annual Meeting and until their successors are elected and qualified. Six of seven current Class I Directors have been nominated for reelection to Class I. Mr. Sayles, former Chairman of The Summit Bancorporation and currently a Class I director, will be retiring from the Board upon the expiration of his term at the 1997 Annual Meeting in accordance with the Corporation's merger agreement with The Summit Bancorporation. Set forth below, with respect to the nominees for election as Directors and the continuing members of the Board, are their names, ages, the year in which each first became a Director, their principal occupations during the past ten years and other positions. Each Director nominee is at present available for election as a member of the Board. If for any reason a Director nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for a substitute Director nominee selected by the Board of Directors or, at its option, the Board of Directors may reduce the number of Directors constituting the entire Board. Director nominees attended at least 80% of the aggregate of Board meetings and meetings of Committees on which each served, except Mr. Watson who attended 9 of 13 such meetings.

      In accordance with the long-standing practice of Summit's Board of Directors, more than two-thirds of the members of Summit's Board are nonemployee directors. Currently, of the nineteen members of the Board of Directors, fifteen are not employees of Summit or its subsidiaries. In addition to attendance at Board meetings (the Board met eight times during 1996) and Committee and Subcommittees meetings as described below (Committees and Subcommittees held 25 meetings in 1996), Directors discharge their responsibilities throughout the year by personal meetings and frequent telephone contact with Summit's executive officers and others regarding the business and affairs of Summit and its subsidiaries. Sixteen directors additionally serve on one or more of the Boards of Directors of Summit's bank and nonbank subsidiaries.

      To permit the Board of Summit to more efficiently discharge its duties, Summit has six standing Board committees which held meetings in 1996 as follows: the Executive Committee (seven meetings), the Audit Committee (seven meetings), the Nominating Committee (two meetings), the Compensation Committee (five meetings), the Capital and Dividend Committee (one meeting) and the Acquisition Committee (two meetings, with its Pricing Subcommittee meeting once).

                       CLASS I -- DIRECTOR NOMINEES -- TERM EXPIRING IN 2000


Photo of                 James C. Brady, Jr., 61, Director since 1996. Managing
James C.            General Partner (since 1987) of Mill House Associates, L.P.
Brady, Jr.          (real estate and securities investment) and formerly
                    Director (1972-1987) of predecessor Brady Security and
                    Realty Corp. Formerly Chairman of the Board (1990-1993) and
                    Vice Chairman of the Board (1978-1990) of Somerset Trust
                    Company (predecessor bank to SumNJ). Formerly Director
                    (1989-1996) of The Summit Bancorporation. Chairman of the
                    Boys' and Girls' Club of Newark Life Camp, Inc. Director of
                    SumNJ (since 1989). Member of the Executive, Compensation and Capital and Dividend Committees.


Photo of                 T.J. Dermot Dunphy, 64, Director since 1984. Chairman
T.J. Dermot         (since 1996), Director and Chief Executive Officer (since
Dunphy              1971) and former President (1971-1996) of Sealed Air
                    Corporation (protective packaging products and systems).
                    Trustee of the Partnership for New Jersey. Sponsor, "I Have
                    A Dream" Program, Paterson, New Jersey. Director of Public
                    Service Enterprise Group, Inc. and SumNJ (since 1981). Chair of the Executive and Compensation Committees. Member of the Acquisition and Nominating Committees.


Photo of                 Fred G. Harvey, 68, Director since 1988. Director and
Fred G. Harvey      Vice President (since 1983) of E & E Corporation
                    (engineering consulting services). Former General Manager
                    (1977-1983) of Bethlehem Steel Corporation. Director of the
                    Retired Employee Benefit Coalition (REBCO), Northampton
                    County Area Community College Foundation and SumPA (since
                    1981). Chair of the Capital and Dividend Committee. Member of the Audit and Nominating Committees.

Photo of                 Francis J. Mertz, 59, Director since 1986. Trustee
Francis J. Mertz    (since 1991) and President (since 1990) of Fairleigh
                    Dickinson University. Trustee of the St. James Foundation and Independent College Fund of New Jersey. Director of
                    Liberty Science Center and Hall of Technology, Association of Independent Colleges and Universities in New Jersey,
                    National Association of Independent Colleges and
                    Universities and SumNJ (since 1973). Member of the
                    Executive, Compensation, Audit and Capital and Dividend
                    Committees.


Photo of                 T. Joseph Semrod, 60, Director since 1981. Chairman of
T. Joseph Semrod    the Board and Chief Executive Officer (since 1981) and
                    former President (1981-1996) of Summit. Chairman of the Board (since 1981), Chief Executive Officer (since 1994) and former President (1994-1996) of SumNJ. Former Director of
                    Federal Reserve Bank of New York. Trustee and former
                    Chairman of The Partnership for New Jersey and the
                    International Financial Conference. Vice-Chairman of New
                    Jersey State Chamber of Commerce. Member of the Executive
                    Committee.

Photo of                 Douglas G. Watson, 52, Director since 1996. President
Douglas G.          and Chief Executive Officer (since February 1, 1997) of
Watson              Novartis Corporation (healthcare, agribusiness and nutrition products). Formerly President and Chief Executive Officer
                    (1996-1997) of Ciba-Geigy Corporation (pharmaceutical products) (predecessor to Novartis Corporation) and former
                    President (1986-1996) of the Pharmaceuticals Division,
                    Ciba-Geigy Corporation. Formerly Director of The Summit
                    Bancorporation (1988-1996) and Summit Bank (predecessor bank to SumNJ) (1986-1996). Director of Engelhard Corporation.
                    Member of the Audit and Nominating Committees.


                      CLASS II -- INCUMBENT DIRECTORS -- TERM EXPIRING IN 1998

Photo of                 John G. Collins, 60, Director since 1986. Vice Chairman
John G. Collins     of the Board of Summit (since 1986) and SumNJ (since 1994).
                    Formerly Chairman of the Board (1983-1986), Director,
                    President and Chief Executive Officer (1982-1986) of
                    Commercial Bancshares, Inc. Trustee and former Chairman of the Board of Trustees of St. Peter's College. Chairman of
                    Summit Service Corporation. Director of Collier Services and
                    SumNJ (1978-1990, 1994-present). Trustee of Independent
                    College Fund of New Jersey and Collier Services Foundation.
                    Former Chairman of the New Jersey Bankers Association.
                    Member of the Capital and Dividend Committee.


Photo of                 Anne Evans Estabrook, 52, Director since 1994. Sole
Anne Evans          proprietor (since 1984) of Elberon Development Co. (real
Estabrook           estate), President (since 1983) of David O. Evans, Inc.
                    (real estate) and Director (since 1985) and Vice President
                    (since 1987) of E'town Corporation (parent company of regulated water utility and real estate company). Former
                    Director of Constellation Bancorp (1985-1994) and National
                    State Bank (1978-1994). Director of E'town Properties, Inc.
                    (since 1987) and SumNJ (since 1994). Trustee of Cornell
                    University. Member of the Executive, Compensation,
                    Nominating and Capital and Dividend Committees.

Photo of                George L. Miles, Jr., 55, Director since 1994. President
George L.           and Chief Executive Officer (since 1994) of WQED Pittsburgh,
Miles, Jr.          Inc. (television and radio broadcasting and magazine
                    publishing). Former Executive Vice President and Chief
                    Operating Officer (1984-1994) of Thirteen/WNET (television broadcasting). Chairman of the Board of Trustees of the Association for America's Public Television Stations.
                    Trustee of Fairleigh Dickinson University and Foundation for
                    Minority Interests in Media, Inc. Director of SumNJ (since
                    1994). Member of the Audit, Acquisition and Nominating
                    Committees.


Photo of                 Henry S. Patterson II, 74, Director since 1971.
Henry S.            Director and President (since 1985) of E'town Corporation
Patterson II        (parent company of regulated water utility and real estate company). Director (since 1959) and former President
                    (1973-1986) of Elizabethtown Water Company. Former Chairman and Commissioner of the State of New Jersey Commission of Investigation. Former Mayor of Princeton Borough, New
                    Jersey. Director of Mount Holly Water Company, SumNJ (since
                    1967) and Summit Discount Brokerage Co. (since 1983). Member of the Executive, Compensation, Audit, Capital and Dividend and Acquisition Committees.

Photo of                 Raymond Silverstein, 69, Director since 1991.
Raymond             Consultant (since 1989) and former Principal (1949-1989) of
Silverstein         Alloy, Silverstein, Shapiro, Adams, Mulford & Co., P.C.
                    (certified public accountants). Director (1970-1975,
                    1980-present) of SumNJ. Formerly Chairman of the Board
                    (1987-1994) of United Jersey Bank/South, N.A. (predecessor bank to SumNJ). Former Chairman of the Board of Kennedy
                    Health Care Foundation. Former Trustee of John F. Kennedy
                    Hospital and William Likoff Cardiovascular Institute of
                    Hahneman University. Chair of the Nominating Committee.
                    Member of the Capital and Dividend and Acquisition
                    Committees.


Photo of                 Orin R. Smith, 61, Director since 1996. Chairman of the
Orin R. Smith       Board (since 1995), Director (since 1981) and Chief
                    Executive Officer (since 1984) of Engelhard Corporation
                    (specialty chemical products, engineered materials and industrial commodities management). Formerly Director
                    (1984-1996) of The Summit Bancorporation. Director of
                    Ingersoll-Rand Company, The Lousiana Land and Exploration
                    Company, Minorco, The Perkin-Elmer Corporation, Vulcan
                    Materials Company and SumNJ (since 1981). First Vice
                    Chairman of Centenary College. Trustee of Plimoth
                    Plantation. Member of the Executive, Compensation and
                    Acquisition Committees.

                     CLASS III -- INCUMBENT DIRECTORS -- TERM EXPIRING IN 1999

Photo of                 S. Rodgers Benjamin, 70, Director since 1996. Chairman
S. Rodgers          of the Board (since 1992) and Chief Executive Officer (since
Benjamin            1962) of Flemington Fur Company (retailer). Formerly
                    Director (1982-1996) of The Summit Bancorporation and Summit
                    Bank (predecessor bank to SumNJ). Member of the Audit and Capital and Dividend Committees.

Photo of                 Robert L. Boyle, 61, Director since 1986.
Robert L. Boyle     Representative (since 1987) with the William H. Hintelmann
                    Firm (realty and insurance) and Publisher Emeritus (since
                    1978) of The Dispatch (newspaper). Regent Emeritus of St.
                    Peter's College. Member of the State of New Jersey Supreme
                    Court Disciplinary Oversight Committee. Trustee of Oceanic
                    Free Library Association and Parents Support Group of New
                    Jersey. Director of SumNJ (since 1964). Member of the
                    Executive, Compensation, Audit and Acquisition Committees.

Photo of                 Robert G. Cox, 56, Director since 1996. President
Robert G. Cox       (since 1996) of Summit and Director and President (since
                    1996) of SumNJ. Formerly Director (1981-1996), President
                    (1987-1996) and Chief Executive Officer (1994-1996) of The
                    Summit Bancorporation. Formerly Chairman of the Board
                    (1994-1996), President (1980-1996) and Chief Executive
                    Officer (1983-1996) of Summit Bank (predecessor bank to
                    SumNJ). Former Chairman of the New Jersey Bankers
                    Association. Director of New Jersey Manufacturers Insurance
                    Company, New Jersey Reinsurance Co. and SumNJ (since 1981).
                    Member of the Executive and Acquisition Committees.

Photo of                 Elinor J. Ferdon, 60, Director since 1984. Volunteer
Elinor J. Ferdon    professional. Director (since 1974), National President
                    (since 1996), Former First Vice President (1993-1996) and former Vice President (1987-1993) of the Girl Scouts of
                    U.S.A. Trustee and President (since 1991) of World
                    Foundation for Girl Guides and Girl Scouts, Inc. Vice Chair of Liberty Science Center and Hall of Technology. Member of the Board of Governors of United Way of America. Trustee
                    Emeritus of Fairleigh Dickinson University and Stoneleigh
                    Burnham School. Director of SumNJ (since 1976). Chair of the
                    Audit Committee. Member of the Executive, Compensation and
                    Capital and Dividend Committees.

Photo of                 John R. Howell, 63, Director since 1988. Vice Chairman
John R. Howell      of the Board (since 1988) of Summit. Chairman of the Board
                    (since 1983) and Director and Chief Executive Officer (since
                    1976) of First Valley and Chairman of the Board (since
                    1988), Director (since 1976) and Chief Executive Officer
                    (1976-1990, 1994-present) of SumPA. Trustee of Moravian
                    College and Allentown Art Museum. Chairman of the Board of
                    First Valley Life Insurance Company. Director of Summit
                    Discount Brokerage Co. Member of the Acquisition Committee.


Photo of                 Joseph M. Tabak, 64, Director since 1987. President and
Joseph M. Tabak     Chief Executive Officer (since 1991) of JPC Enterprises,
                    Inc. (distributor of paper and plastic disposable products).
                    Former Chairman (1988-1989) and former President (1971-1988) of Bunzl Distribution USA, Inc., Northeastern Division and predecessor Jersey Paper Company (distributor of paper and plastic disposable products). Trustee of St. Peter's
                    Hospital Foundation and Highland Park Conservative Temple.
                    Director of SumNJ (since 1981). Chair of the Acquisition
                    Committee. Member of the Executive, Compensation and
                    Nominating Committees.

                  BENEFICIAL OWNERSHIP OF SUMMIT COMMON STOCK
                      BY DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the number of shares of Summit Common Stock beneficially owned by each Director of Summit, by each executive officer listed in the Summary Compensation Table and by all Directors and executive officers of Summit as a group as of February 20, 1997. The beneficial owners listed below hold sole voting and investment power over all shares listed, except as indicated.



                                                                      Percentage
                                                         Shares       of Summit
                                                      Beneficially      Common
                                                         Owned          Stock
                                                      -------------   ----------
S. Rodgers Benjamin ............................      87,463 (1)(2)     .093%
Robert L. Boyle ................................      73,534 (3)        .078%
James C. Brady, Jr. ............................     306,554 (2)(4)     .325%
John G. Collins ................................     312,365 (5)(6)     .331%
Robert G. Cox ..................................     313,463 (7)(8)     .332%
T.J. Dermot Dunphy .............................      74,839            .079%
Anne Evans Estabrook ...........................      34,755            .037%
Elinor J. Ferdon ...............................      17,794 (9)        .019%
Fred G. Harvey .................................       2,719 (10)       .003%
John R. Howell .................................     253,819 (5)(11)    .269%
Francis J. Mertz ...............................      12,679 (12)       .013%
George L. Miles, Jr. ...........................       2,405 (13)       .003%
Stephen H. Paneyko .............................     245,628 (5)(14)    .260%
Henry S. Patterson II ..........................      15,919            .017%
Thomas D. Sayles, Jr. ..........................     175,131 (15)       .186%
T. Joseph Semrod ...............................     712,258 (5)(16)    .755%
Raymond Silverstein ............................      26,808 (17)       .028%
Orin R. Smith ..................................      15,962 (2)(18)    .017%
Joseph M. Tabak ................................      55,200            .059%
Douglas G. Watson. .............................      15,435 (2)(19)    .016%
All Directors and executive officers
  as a group (32) ..............................   3,816,395 (20)      4.046%

----------

     (1) Includes 75,141 shares held by Flemington Fur Co., Inc. of which Mr. Benjamin is Chairman, CEO and a significant shareholder.

     (2) Includes 900 shares which may be acquired within 60 days pursuant to options granted under The Summit Bancorporation 1995 Director Stock Option Plan and converted into options to purchase Summit Common Stock.

     (3) Includes 16,272 shares held in trusts for which Mr. Boyle serves as trustee, and 967 shares owned by Mr. Boyle's wife and 10,180 shares held by Mr. Boyle's wife as custodian over which Mr. Boyle disclaims voting and investment powers.

     (4) Includes 46,022 shares held by Mill House Associates, L.P. As Managing General Partner Mr. Brady shares voting and investment control over such shares.

     (5) Includes shares which may be acquired immediately or within sixty days under one or more of Summit's Stock Option Plans as follows: Mr. Collins -- 200,680 shares, Mr. Howell -- 157,180 shares, Mr. Paneyko -- 153,825 shares, and Mr. Semrod -- 562,214 shares.

     (6) Includes 15,000 shares owned jointly with Mr. Collins' wife over which Mr. Collins shares voting and investment powers.

     (7) Includes 174,150 shares which may be acquired by Mr. Cox immediately pursuant to options granted under The Summit Bancorporation Stock Incentive Plan and converted into options to purchase Summit Common Stock.

     (8) Includes 960 shares held by Mr. Cox as custodian for minor children and 16,351 shares owned by Mr. Cox's wife over which Mr. Cox disclaims voting and investment powers.


     (9) Includes 3,000 shares owned by Mrs. Ferdon's husband over which Mrs. Ferdon disclaims voting and investment powers.

     (10) Mr. Harvey owns all of these shares jointly with his wife and shares voting and investment powers with respect to these shares.

     (11) Includes 7,765 shares held by Mr. Howell's wife over which Mr. Howell disclaims voting and investment powers and 101 shares held by Mr. Howell as custodian for minor children.


     (12) Includes 860 shares held by Mr. Mertz as custodian for minor children, 3,519 shares owned jointly with Mr. Mertz's wife over which Mr. Mertz shares voting and investment powers, and 165 shares owned by Mr. Mertz's wife over which Mr. Mertz disclaims voting and investment powers.


     (13) Includes 200 shares owned by Mr. Miles' wife over which Mr. Miles disclaims voting and investment powers.

     (14) Includes 1,100 shares owned by Mr. Paneyko's wife, 2,201 shares owned by a family member living in the same household and 1,780 shares held by Mr. Paneyko's wife as custodian for minor children over which Mr. Paneyko disclaims voting and investment powers.

     (15) Includes 4,201 shares held by Mr. Sayles' wife over which Mr. Sayles disclaims voting and investment powers.


     (16) Includes 307 shares held by Mr. Semrod's wife as custodian for a minor child, 479 shares owned by Mr. Semrod's wife and 625 shares owned by a family member living in the same household over which Mr. Semrod disclaims voting and investment powers.


     (17) Includes 1,275 shares owned by Mr. Silverstein's wife over which Mr. Silverstein disclaims voting and investment powers and 629 shares owned by a partnership in which Mr. Silverstein is a general partner.

     (18) Includes 496 shares owned by Mr. Smith's wife over which Mr. Smith disclaims voting and investment powers.


     (19) Includes 14,535 shares owned jointly with Mr. Watson's wife over which Mr. Watson shares voting and investment powers.

     (20) Voting and investment powers are shared as to 195,739 and disclaimed as to 60,987 of these shares. Includes 1,922,095 shares which may be acquired within 60 days under all Stock Option Plans.

                        CORPORATE GOVERNANCE GUIDELINES

     The Board of Directors has adopted the Corporate Governance Guidelines set forth below for the management of the Corporation.

DUTIES OF DIRECTORS.

o The business and affairs of the Corporation shall be managed by its officers under the direction of the Board of Directors.

o    Each director owes a fiduciary duty of loyalty to the Corporation.

o Each director owes a fiduciary duty of care and diligence to the Corporation.

o Each director, in discharging the director's duties to the Corporation and in determining what the director reasonably believes to be in the best interest of the Corporation, may, in addition to considering the effects of any action on shareholders, consider the effects on the Corporation's employees, suppliers, creditors, customers, the communities it serves, and the long term as well as the short-term interests of the Corporation and its shareholders.

o    Each director should represent all shareholder interests.

o It is desirable that each outside director serves on the board of one of the Corporation's subsidiaries.

DIRECTOR QUALIFICATIONS AND BOARD STRUCTURE.

o Not less than two-thirds of the directors shall be outside directors, i.e., persons not (i) currently employees of the Corporation, (ii) former executive officers of the Corporation, or (iii) professional advisors, consultants or counsel receiving material compensation for services to the Corporation.

o Each director must own at least 1,000 shares of common stock of the Corporation.

o    A director may not be elected to a new term after reaching age 73.

o Inside directors must retire from the Board upon retirement from full-time employment with the Corporation.

o A director whose personal circumstances change significantly (such as retirement, a change in employment, or circumstances which compromise the director's ability to serve the Corporation) shall offer to resign from the Board, subject to the Board's discretion to accept or reject the offer of resignation in the best interests of the Corporation.

o Depth and breadth of business and civic experience in leadership positions, ties to the Corporation's markets, and diversity of Board membership are criteria considered in reviewing nominees for the Board. The Corporation's By-Laws provide for shareholder nominations in accordance with specified procedures. Shareholders may also informally submit names to the Nominating Committee.

o The Board has determined not to set a limit on the maximum time an individual may serve as director or adopt policies on an ideal size for the Board or whether or not the positions of Chairman and Chief Executive Officer should be separate, in order to be free to make the choices which seem best for the Corporation at any particular time.

COMMITTEE STRUCTURE AND RESPONSIBILITIES.

o All Committee appointments shall be made by the Board. Outside directors normally serve on at least two Committees.

o    Committees shall regularly report their activities to the full Board.

o The Chair of the Executive Committee is an officer of the Corporation under its By-Laws and shall be an outside director. The Chair of each other Committee shall be an outside director.

o The Compensation, Audit and Nominating Committees shall consist solely of outside directors. A majority of members of all other Committees shall be outside directors.

o The Executive Committee shall exercise the powers of the Board of Directors between meetings of the Board to the extent permitted by law. The Executive Committee shall be responsible for planning management succession.

o The Compensation Committee recommends to the Board employment, promotion and remuneration arrangements for executive officers and directors. The Compensation Committee shall approve all executive incentive plans and grants thereunder. A portion of executive compensation shall be based on the performance of the Corporation and its business units. The Compensation Committee shall review the performance and salary of the Chief Executive Officer and senior executives annually. The Board shall meet annually in executive session with the Chief Executive Officer to discuss the recommendations of the Compensation Committee. The Compensation Committee shall also review the compensation of the outside directors annually. Inside directors shall not receive additional compensation for service as directors.

o The Audit Committee shall recommend the engagement and discharge of independent Certified Public Accountants, review their annual audit plan and the results of their auditing activities, and consider the range of audit and non-audit fees. It shall also review the general audit plan, scope and results of the Corporation's procedures for internal auditing, the independence of the internal and external auditors, and the adequacy of the internal control structure. The reports of examination of the Corporation and its subsidiaries by state and federal bank regulatory examiners shall be reviewed by the Audit Committee. The Audit Committee shall meet periodically in executive session with the independent Certified Public Accountants. It shall have authority to employ independent legal counsel.

o The Nominating Committee considers the appropriate size and makeup of the Board, and will seek nominees to fulfill the Corporation's qualifications and criteria for directors when it deems additions to the Board to be desirable. It will consider nominations from shareholders. The Nominating Committee shall review the performance of incumbent directors whose terms expire prior to their renomination.

o The Capital and Dividend Committee and the Board shall review the Corporation's dividend policy and capital program at least annually.

o The Acquisition Committee reviews acquisition strategy and reviews and recommends to the Board proposals for significant acquisitions.

BOARD FUNCTIONS.

o Financial and investment results of the Corporation generally will be reported to the Board at each regularly scheduled meeting.

o The Board will annually review and approve the operating and capital plans (budgets).

o Management shall periodically prepare an updated strategic plan for the Corporation, which shall be presented to the Board for its consultation, advice and approval.

o The Annual Report to Shareholders, SEC Form 10-K, and the Proxy Statement shall be reviewed by the Board.

GENERAL POLICIES.

o    The Board encourages active efforts to seek diversity among employees.

o The Board believes that the Corporation and its subsidiaries should be good corporate citizens and serve the convenience and needs of their communities.

o    The Board has a strong policy against trading on inside information.

o Board members have complete access to executive officers of the Corporation. Senior executives regularly attend portions of the Board Meetings to make presentations and respond to questions. The Board encourages presentations from officers other than senior executives who have expertise and future potential.

o The Board believes that individual directors other than the Chairman of the Executive Committee should not communicate on corporate issues with the press, investors or employee groups without approval of the Board or Executive Committee or at the request of management.

o These corporate governance guidelines have been approved by the Board and may be amended by the Board as it deems appropriate.

NOMINATIONS TO SUMMIT'S BOARD

     The Nominating Committee will consider nominees recommended by shareholders. Nominations, including biographical information and a statement by the nominee that he or she is willing to serve if nominated, should be submitted to the Secretary by October 1 for consideration for proposal at the next annual meeting. Summit By-Laws state that a nominee must own 1,000 shares of Summit Common Stock and be under the age of 73. Various state and federal laws prohibit officers and directors of certain public utility holding companies and competitors of Summit from serving on Summit's Board. A further standing resolution of the Board states that employees of Summit and its subsidiaries and affiliates who serve on the Board must retire from the Board when they reach normal retirement age under the Summit Retirement Plan (currently 65) or upon any earlier retirement or termination of full-time employment with Summit and its subsidiaries and affiliates. Details may be obtained from the Secretary.


     The By-Laws of Summit provide that nominations for the election of directors may be made at an annual meeting by any shareholder entitled to vote at the annual meeting but only if written notice of such intent, sent either by personal delivery or by United States mail, is received by the Secretary of Summit not later than 80 days in advance of the first anniversary of the preceding years annual meeting. The notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such holder is a holder of record of shares of Summit entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such holder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such holder, (d) such other information regarding each nominee proposed by such holder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors and (e) the consent of each nominee to serve as a director of Summit if so elected and a representation by such nominee that such person, at the time of notification satisfies, and, on the date of the Annual Meeting and thereafter during the continuation of directorship, will satisfy the qualifications for service as a director as set forth in Section 13 of Article III of the By-Laws. The By-Laws also provide that the chairman of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.


REMUNERATION OF OUTSIDE DIRECTORS

     Outside Directors, i.e., Directors who are not employees of Summit or one of its subsidiaries, currently receive an annual retainer of $20,000 and $1,000 for each Board, Committee and Subcommittee meeting attended. In 1996, Mr. Dunphy, Chair of the Executive and Compensation Committees, received an additional $10,000 annual retainer and Mrs. Ferdon, Chair of the Audit Committee, received an additional $5,000 annual retainer. Outside Directors who serve as directors of subsidiaries also receive fees from such subsidiaries, which vary in amount, with annual retainers for membership on bank subsidiary boards ranging from $6,000 to $12,000 and fees for meetings attended ranging from $200 to $750. An outside Director may elect to defer payment of fees from Summit and its bank subsidiaries until reaching a stated age or until conclusion of service as a Director, with interest on deferred sums payable at the rate paid by SumNJ for IRA and Keogh Accounts.


     A retirement plan for individuals who are outside Directors of Summit on the date their service as a Summit Director ends, provides that outside Directors with five or more years of service as a Summit Director (a "Vested Director") are entitled to receive annually, for ten years or the number of years served as a Director, whichever is less, commencing upon the Vested Director's attainment of age 65 and retirement from the Summit Board or upon the Vested Director's disability, payments equal to the highest annual retainer rate in effect at any time for service as a Summit Director during the two-year period immediately preceding the Vested Director's date of retirement or, if earlier, date of death or disability. The plan further provides that, in the event a Vested Director dies before receiving all benefits to which he or she is entitled, the Vested Director's surviving spouse is entitled to receive all benefits not received by the deceased Vested Director, commencing upon such Vested Director's death. Upon a Change in Control of Summit the plan provides that each Director then sitting on the Summit Board, notwithstanding the length of time served as a Director, becomes entitled to receive annually, for ten years or twice the number of years served as a Director, whichever is less, payments equal to the higher of (i) the Director's annual retainer at the time of the Director's termination of Board service, or (ii) the highest annual retainer in effect at any time during the two-year period immediately preceding the Change in Control, commencing on the latest to occur of (a) the termination of the Director's Board service, (b) attainment of age 65 or (c) any date designated by the Director prior to the Change in

Control. The definition of Change in Control for purposes of the Plan parallels the definition of that term contained in the Termination Agreements discussed on page 22.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed exclusively of Directors who are not, and have not been, officers or employees of Summit or any of its subsidiaries (collectively, the "Company"). It is presently chaired by Mr. Dunphy, who also serves as Chair of the Executive Committee, and includes Mrs. Ferdon, Chair of the Audit Committee, Mr. Tabak, Chair of the Acquisition Committee, Mrs. Estabrook and Messrs. Boyle Brady, Mertz, Patterson and Smith.

     Summit's executive compensation program is a coordinated and balanced program consisting of:

o    Salary and benefits;

o    Incentive cash compensation;

o    Stock option program; and

o    Long-term performance stock program

     A number of elements are taken into account in determining an executive compensation program including company size and performance, management philosophy, stock market price volatility, industry practices, company culture and organizational structure. A balance must be achieved among:

o Aligning the executives' goals with the shareholders' goals of stock appreciation and yield;

o The Company's goals of attracting, retaining and motivating the best possible executives in a cost-effective way; and

o The executives' goals of maximizing the amount and certainty of compensation as well as security of position.

     The elements of the executive compensation program fulfill different purposes:

o The incentive cash feature stresses the importance of achieving specific goals each year.

o The stock option and stock award programs are intended to provide a long-term incentive to build the Company's profits. They also serve as a strong motivator, a capital accumulation opportunity and a retention mechanism. Stock awards are also tax deductible by the Company in most cases without incurring any cash outlay. By increasing the shareholdings of executives, the stock programs align the goals of Summit executives with those of Summit shareholders. These programs are submitted to the shareholders for approval prior to their implementation.

     The present mix of the Summit executive compensation program is competitive with peers in cash bonus and above the median in long-term stock-related compensation. The Compensation Committee believes that this mix provides an appropriate balance to maximize long-term shareholder interests. A stock-weighted compensation program represents more risk to the executive because the compensation decreases if the Company's stock price declines. However, there is potentially more reward if the stock does appreciate, reflecting the increasing reward to the shareholders.


     The principal components of the compensation program can be seen in the Summary Compensation Table on page 14 under the following column headings: "(c) Salary", "(d) Bonus", "(f) Restricted Stock Awards","(g) Securities Underlying Options/SARs" and "(h) LTIP Payouts". Reporting of awards under the long-term performance stock program is split among three of the foregoing headings: (i) the unrestricted portion (generally, one-fifth) of each year's incentive stock award appears in the column titled "(d) Bonus" where it is aggregated with an executive's incentive cash bonus award, (ii) the restricted portion (generally, four-fifths) of each year's incentive stock award appears under the general caption "Long Term Compensation" in the column titled "(f) Restricted Stock Awards" and (iii) performance stock awarded in a prior year which an executive officer becomes entitled to receive by virtue of the attainment of the related performance goal (in some cases subject to certain additional restrictions on transferability which lapse in annual installments) appears in the column titled "Payouts -- (h) LTIP Payouts". The last column of the Cash Compensation Table, "(h) All Other Compensation", aggregates the remaining miscellaneous forms of compensation, including term life insurance premiums paid on behalf of the executives under the Company life insurance program applicable to all employees and the employer matching contributions paid to the executives' accounts in the Employee Savings Plan, a profit sharing and retirement plan established under
Section 401(k) of the Internal Revenue Code of 1986 (the "Code"), pursuant to which the Company matches, subject currently with respect to 1997 to a maximum employer contribution of $6,400, 100% of voluntary contributions by an employee up to the first 3% of the employee's base salary and 50% of voluntary contributions by an employee for up to an additional 2% of the employee's base salary. Employees become eligible to participate in the Employee Savings Plan after one year of service. Approximately 56% of the Employee Savings Plan's assets are invested in Summit Common Stock, further aligning the employees' interests with those of the shareholders.


     The Compensation Committee periodically utilizes surveys and advice provided by outside compensation consultants in arriving at and making adjustments to the total compensation package appropriate for the executive officers of the Company. The surveys considered by the Compensation Committee for this purpose are primarily peer industry surveys but cross-industry surveys are also reviewed. The peer companies included in the peer industry surveys are selected by the independent firms which conduct the surveys and consist of the commercial banks and bank holding companies operating primarily in the United States which are, generally, in the same asset size group as the Company. In 1995 the Compensation Committee concluded a comprehensive review of the executive compensation program with the assistance of a nationally recognized outside compensation specialist. While the principal conclusion of the review was the desirability of broadening middle management participation in the cash bonus and long-term performance stock programs, the review also demonstrated the desirability of shifting executive officer awards under the stock award program from exclusive reliance on incentive stock awards to a blending of incentive stock and performance stock awards.

     Salary. Base salaries for executive officers, when initially set, are generally dependent upon peer industry salaries paid for comparable positions (as reflected in peer industry salary surveys) and correlate generally to the size of the organization. The responsibilities to be undertaken and the experience level of the particular executive officer are also taken into consideration when setting a salary. The Compensation Committee seeks to maintain average executive officer salaries near peer industry medians. With respect to increases in base salaries, the overall general performance of the Company for a given year, as well as trends in the economy and the banking industry, are taken into account in arriving at a percentage increase which is applied Company-wide as a guideline to the merit salary increases of all employees, including executive officers. Deviations from the guideline percentage are permitted in cases of exceptionally superior or inferior performance and to correct significant variances from marketplace salaries. A guideline percentage of 4% was applied to general salary increases during 1996 and will be applied to general salary increases during 1997.

      Cash Bonus. Cash bonuses are awarded pursuant to the Incentive Plan, a short-term plan adopted in 1982. The Incentive Plan provides for awards of cash bonuses to key officers of the Company at the conclusion of a fiscal year based on the Company's performance in relation to goals set for the Company at the beginning of the year, the Company's performance compared to peers, and the individual contributions of the officers involved and their profit centers. The aggregate amount of bonuses may not exceed 50% of aggregate participants' salaries and no bonuses will normally be paid when the after-tax income of the Company is less than 7% of average capital for the year, subject to the right of the Compensation Committee to make exceptions when deemed warranted.

      The Compensation Committee periodically uses surveys and recommendations provided by outside compensation consultants to establish percentages of base salary representing a cash bonus guideline for executive officers and ranges for permissible deviations above and below that guideline. In determining the amount of cash bonus to award executive officers for a particular year, the Compensation Committee evaluates the Company's performance (as a percentage of the performance deemed desirable by the Compensation Committee) for that year using five evaluation categories and pays a cash bonus equal to the rating percentage times the cash bonus guideline (but no higher than the maximum and no lower than the minimum in the guideline range). The five evaluation categories are: financial and strategic plans, earnings growth rate, financial performance compared to industry peers in the Company's geographic region, financial performance as measured by selected long term financial performance

                                                     SUMMARY COMPENSATION TABLE

                                                                                      Long Term Compensation
                                                                             ---------------------------------------
                                              Annual Compensation                      Awards               Payouts
                                     ------------------------------------    --------------------------    ---------
    (a)                       (b)        (c)         (d)           (e)           (f)            (g)          (h)           (i)
                                                                  Other                      Securities
                                                                 Annual       Restricted     Underlying      LTIP        All Other
Name and                                                         Compen-        Stock         Options/      Payouts       Compen-
Principal Positions          Year    Salary($)   Bonus($)(1)  sation($)(2)   Awards($)(3)      SARs(#)       ($)(4)     sation($)(5)
-------------------          ----    ---------   -----------  ------------   ------------    ----------     --------    ------------

T. Joseph Semrod             1996    $737,500     $731,800         --          $427,200        75,000       $164,650      $10,676
 Chairman of the Board       1995     707,500      559,300         --           337,200        65,000           --         16,785
 and CEO of Summit and       1994     673,750      414,400         --           237,600        58,000           --         14,602
 SumNJ

Robert G. Cox(6)             1996    $484,167     $435,780         --          $363,120        63,750       $140,175      $ 8,424
 President of Summit         1995        --           --           --              --            --             --           --
 and SumNJ                   1994        --           --           --              --            --             --           --

John G. Collins              1996    $359,000     $293,400         --          $213,600        25,000       $ 53,400      $ 7,317
 Vice Chairman of the        1995     326,500      195,100         --           112,400        22,000           --         12,866
 Board of Summit and         1994     311,850      154,355         --            57,420        20,000           --         10,899
 SumNJ

John R. Howell               1996    $331,500     $231,150         --          $ 31,150        21,000       $ 30,705      $ 7,324
 Vice Chairman of the        1995     318,500      189,344         --            52,688        21,000           --          8,269
 Board of Summit,            1994     305,250      150,855         --            57,420        20,000           --         10,779
 Chairman of the Board,
 President and CEO
 of SumPA

Stephen H. Paneyko           1996    $281,750     $182,700         --          $106,800        16,000       $ 33,375      $ 5,976
 Senior Executive Vice       1995     270,500      144,319         --            77,275        16,000           --         10,444
 President/Commercial        1994     259,150      118,638         --            44,550        16,000           --          8,610
 Banking of Summit
 and SumNJ

----------------

(1)  Includes value of unrestricted portion of incentive stock award and any cash bonus, both of which are paid in the fiscal year following the fiscal year for which they are reported.

(2)  Perquisites and other personal benefits, securities or property paid during the indicated fiscal year did not exceed, with respect to any named executive officer, the lesser of $50,000 or 10% of the annual salary and bonus reported in the table for that individual, and are therefore excluded from "Other Compensation".

(3)  The total number of shares of restricted stock (that portion of incentive stock awards still subject to restrictions on transferability) held and their aggregate market value as of December 31, 1996 are as follows: Mr. Semrod: 24,504 shares,
     $1,072,050; Mr. Cox: 8,136 shares, $355,950; Mr. Collins: 6,760 shares, $295,750; Mr. Howell: 5,060 shares, $221,375; Mr.
     Paneyko: 5,130 shares, $224,438.

     The portion of each incentive stock award subject to restrictions on transferability, indicated in shares, which were made subject to such restrictions for less than three years were as follows:


                                                                 Vesting Period
                                           ------------------------------------------------------------
                                                 1994                  1995                 1996
                                           -----------------     -----------------    -----------------
                  Name                     1 Year    2 Years     1 Year    2 Years    1 Year    2 Years
                  ----                     ------    -------     ------    -------    ------    -------
                  T.J. Semrod               2,400     2,400      2,400      2,400      2,400     2,400
                  R.G. Cox                    --        --         --         --       2,040     2,040
                  J.G. Collins                580       580        800        800      1,200     1,200
                  J.R. Howell                 580       580        750        750        700         0
                  S.H. Paneyko                450       450        550        550        600       600

    Dividends are paid on all shares of restricted stock held by the named executive officers.


ratios and restructuring and positioning objectives. The Compensation Committee assigns relative weights to these categories each year which reflect, in its judgment, as of that year, the relative importance of each category to the long-term financial prospects of the Company. In arriving at the bonus paid with respect to 1996, the Compensation Committee determined that the Company had performed at a level equal to 137% of the performance deemed desirable for payment of the cash bonus guideline and paid cash bonus amounts having a median at approximately 134% of the cash bonus guideline. With respect to 1996, the Compensation Committee placed particular significance on the Company's completion of four acquisitions and agreement on a fifth, the ability of the Company to attain a return on assets in excess of its goal of 1.4%, a return on equity in excess of its goal of 17%, an efficiency ratio better than its goal of 52%, and a reduction in non-performing assets to $186 million, the realization of $78 million in merger savings as projected, revenue enhancement ideas of $11.8 million and a 12.5% dividend increase.

     Stock Bonus and Long Term Compensation. To encourage growth in shareholder value, the Compensation Committee believes that senior executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in the Company and its ongoing success. An equity position in the business focuses attention on managing the Company as an owner. To encourage growth in shareholder value, the stock component of the executive compensation program includes a long-term performance stock program and a stock option program. These stock-based programs are designed to mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of time.


     The Long-Term Performance Stock Program is designed to reward executives who meet predetermined performance standards and retain the executives by paying out stock over a period of time. The program consists of: (i) performance stock awards, which are (x) awards made with respect to services rendered in the prior fiscal year following the attainment of Company, division and personal performance standards but which are earned only upon the attainment in the future of one or more objectively verifiable performance goals, (y) fixed with respect to the number of shares underlying the award at the time the performance goals are set, and (z) intended to qualify for the performance based exemption (the "Performance Based Exemption") under Section 162(m) of the Code; and (ii) incentive stock awards, which are awards made with respect to services rendered in the prior fiscal year following the attainment of Company, division and personal performance standards but which are not intended to qualify for the Performance Based Exemption. Performance stock awards, in addition to requiring the future satisfaction of performance goals prior to being earned, may contain restrictions upon transferability after being earned which lapse in annual increments following the attainment of the performance goals. Incentive stock awards typically consist of a portion (generally one-fifth of the total award, unless the retirement of a participant is expected within less than four years following the award) which is transferred without restriction to the participant immediately upon being awarded and a remaining portion (generally four-fifths of the total award, unless the retirement of a participant is expected within less than four years following the award) which contains restrictions on transferability which lapse in annual increments generally over the four years following the award, provided the executive remains in the employ of the Company during that time. Performance stock awards are reported in the Summary Compensation Table under column (h) as LTIP (long term incentive plan) Payouts in the year a particular performance stock award is made (and the year to which the related performance goal pertains), although Compensation Committee certification of performance goal attainment does not occur, and distribution of award shares does not commence, until the year following the year the award is made. By contrast, incentive stock awards are reported in the Summary Compensation Table in the year preceding the year the award is made because incentive stock awards are based exclusively on services rendered in such preceding year and are not further conditioned upon attainment of performance goals. Pursuant to regulations of the SEC, the unrestricted portion of an annual incentive stock award is reported as annual compensation in column (d) of the Summary Compensation Table and the remaining restricted portion of the award, which is distributed as restrictions on transferability lapse, generally in four equal annual installments, is reported as long-term compensation in column (f) of the Summary Compensation Table.


     The Compensation Committee periodically utilizes surveys and recommendations provided by outside compensation consultants to establish a long-term performance stock program guideline and ranges for permissible deviations above and below this guideline. Following the end of a fiscal year and based on the foregoing, the Chief Executive Officer determines an appropriate stock award recommendation for each executive officer. The Compensation Committee then weighs as it deems appropriate the performance of each executive officer and the evaluation and recommendation of the Chief Executive Officer and makes incentive stock and performance stock awards after taking into account the overall performance of the Company or one or more elements thereof or such other factors as the Compensation Committee considers relevant. When determining appropriate stock awards to make with respect to services rendered in 1996, the Compensation Committee placed particular significance on the Company's ability to exceed return-on-asset, return-on-equity and efficiency ratio goals, as it did when determining appropriate cash bonus amounts and, as discussed below, appropriate option grants. While typically one-fifth of an


(4)  Contains entire performance stock award (made in the year for which listed) which executive became entitled to receive (in the year following the year for which listed) by virtue of the attainment of a performance goal relating to the year listed. A portion of each award was distributed immediately while a remaining portion of each award was subject to restrictions on transferability which lapse in equal annual increments provided the executive remains employed by the Company. The portion of each award subject to restrictions on transferability which lapse in less than three years are as follows:

                                          Vesting Period
                                       -------------------
                                              1996
                                       -------------------
              Name                     1 Year      2 Years
              ----                     ------      -------
              T.J. Semrod ..........     740         740
              R.G. Cox .............     630         630
              J.G. Collins .........     240         240
              J.R. Howell ..........     230         230
              S.H. Paneyko .........     150         150

     No performance stock awards were made prior to 1996.

(5)  Amounts listed under "All Other Compensation" for 1996 include Company contributions to the Employee Savings Plan
     ("SIP") and the dollar value of insurance premiums paid with respect to term life insurance (INS) for the named executive officers as follows: Mr. Semrod: SIP -- $4,500, INS -- $6,176; Mr. Cox: SIP -- $6,750, INS -- $1,674;
     Mr. Collins: SIP -- $4,500, INS -- $2,817; Mr. Howell: SIP -- $4,500, INS -- $2,824; Mr. Paneyko: SIP -- $4,575,
     INS -- $1,401.


(6)  Mr. Cox joined Summit during 1996 in connection with the merger of The Summit Bancorporation into the
     Corporation, although compensation information provided herein with respect to Mr. Cox is given for all of 1996.



                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                                    Alternative to
                                                                                                     (f) and (g):
                                                                                                   Grant Date Value
                                                                                                 --------------------
 (a)                                    (b)             (c)            (d)           (e)                (f)
                                                     Percent of
                                      Number of         Total
                                     Securities     Options/SARs     Exercise
                                     Underlying      Granted to         or
                                    Options/SARs    Employees in    Base Price    Expiration          Grant Date
Name                                 Granted(1)      Fiscal Year     ($/Sh)(2)       Date        Present Value ($)(3)
----                                 ----------      -----------     ---------     ---------     --------------------
T. Joseph Semrod (CEO) ..........      65,000             9%           $35.00      1/31/2006           $643,642
Robert G. Cox ...................      55,170             7%           $39.03      2/20/2006            609,206
John G. Collins .................      22,000             3%           $35.00      1/31/2006            217,848
John R. Howell ..................      21,000             3%           $35.00      1/31/2006            207,946
Stephen H. Paneyko ..............      16,000             2%           $35.00      1/31/2006            158,435

----------------

(1)  The stock option grants listed in this table are reported as 1995 compensation on the Summary Compensation Table.

(2)  Exercise price equals 100% of the fair market value of a share of Summit Common Stock on the grant date, which was January 21, 1996 for all options listed above except those of Mr. Cox, for which the grant date is February
     20, 1996. All listed options are nonqualified options, become exercisable one year from the date of grant and terminate upon a termination of employment, except termination of employment occurring due to death, disability, retirement or dismissal without cause.

(3)  Black-Scholes Option Pricing Model used. The Black-Scholes value, an estimate based on assumptions about future stock price volatility and dividend yield, was 28.3% of the stock price on the date of the grant. The estimated volatility of 21.9% and dividend yield of 3.01% were based on historical data from the prior three years. The estimated value also reflects a risk-free rate of return of 6% and a 10-year option term.


                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

  (a)                            (b)               (c)                (d)          (e)            (f)          (g)
                                                                    Number of Securities       Value of Unexercised
                                                                   Underlying Unexercised          In-the-Money
                                                                        Options/SARs               Options/SARs
                                                                       at FY-End(#)(1)            at FY-End($)(1)
                           Shares Acquired                        --------------------------  --------------------------
Name                        on Exercise(#)    Value Realized($)   Exercisable  Unexercisable  Exercisable  Unexercisable
----                        --------------    -----------------   -----------  -------------  -----------  -------------
T. Joseph Semrod (CEO) ...           0          $        0          497,894        81,076     $12,602,168    $972,232
Robert G. Cox(2) .........      37,474             794,009          118,980        55,170       2,858,598     260,524
John G. Collins ..........       5,000              92,188          178,680        22,000       4,493,414     192,500
John R. Howell ...........      50,000           1,366,471          156,180        21,000       3,379,537     183,750
Stephen H. Paneyko .......       2,868              49,563          144,125        16,000       3,604,441     140,000

----------------

(1)  Year-end 1996 numbers and values exclude options granted in January 1997, which are reported as 1996 compensation on the Summary Compensation Table.

(2)  Includes options granted by The Summit Bancorporation prior to its merger with Summit in 1996, which options were converted in the merger into options to purchase Summit Common Stock.

                                                          16
incentive stock award constitutes immediate compensation to the executive officer, the balance of an incentive stock award is typically received in four annual installments but only if the executive officer remains in the employ of the Company during that time. Additionally, performance stock, though awarded on the basis of a performance evaluation that considers prior year performance, is earned by the executive officer only if the performance goals established in conjunction with the performance stock award are satisfied by future performance. One hundred twenty-one employees participated in the January 1997 stock awards applicable to services rendered in 1996, receiving an aggregate of 140,975 shares. Included in this aggregate stock award is 29,295 shares of performance stock awarded to 21 key employees. The performance stock award made in January 1997 represents, as a percent of all stock awards made in January 1997, more than a twofold increase over the percentage of 1996 stock awards represented by 1996 performance stock awards and reflects the Compensation Committee's shift from exclusive reliance on incentive stock to a blending of incentive stock and performance stock in the long-term performance stock program (discussed earlier in connection with the comprehensive review of executive compensation conducted by the Committee in 1995).


     Stock options are a performance-motivating incentive because they have no value unless the Company's stock price increases. Surveys and recommendations provided by outside compensation consultants are periodically used by the Compensation Committee to establish stock option guidelines (determined in number of options), and ranges of permissible deviations above and below those guidelines, for each salary level of officer at Summit and each of its subsidiaries. The Compensation Committee, on a subjective basis and entirely within its discretion, then evaluates the overall financial performance of the Company, or any element thereof, and determines whether to grant options in accordance with the stock option program guidelines or amounts greater than or less than the guidelines. When determining appropriate option grants to make with respect to services rendered in 1996, the Compensation Committee again placed particular significance on the Company's ability to exceed return-on-asset, return-on-equity and efficiency ratio goals, as it did when determining appropriate cash bonus amounts and stock awards. The Compensation Committee does not generally consider currently outstanding and previously granted options when making grants. The Compensation Committee does not consider the aggregate size of current grants when making individual grants, but the 1993 Incentive Stock and Option Plan contains a specific aggregate annual grant limitation. It is intended that stock options qualify for the Performance Based Exemption.

     The stock option program is designed with a broad scope to align the interests of a large number of employees with shareholder interests. A total of 949 current employees hold one or more stock options granted with respect to the current year or to prior years. This amounts to 15% of the full time work force. With respect to stock options granted in January 1997 for services rendered in 1996, 770 employees received options on 1,061,100 shares. Set forth in the Summary Compensation Table are the stock option grants made in January 1997 to the five named executive officers for services rendered in 1996. The table titled "Option Grants in Last Fiscal Year" sets forth (pursuant to SEC requirements) the stock option grants made to the five named executive officers in 1996 for services rendered in 1995.

     To further encourage employee ownership of Summit Common Stock, the Company offers a payroll deduction plan which facilitates employee purchases of Summit Common Stock through the Dividend Reinvestment Plan (at a fair market value determined in accordance with the terms of the Dividend Reinvestment Plan). Employees may also invest in Summit Common Stock through the Company's Employee Savings Plan (401(k) plan).


     Chief Executive Officer. In general, Mr. Semrod's compensation is determined in the same manner as that of other senior executives, as described above. In determining Mr. Semrod's cash bonus, stock option grant and incentive stock and performance stock award for 1996, the Compensation Committee considered in accordance with the practices and procedures described above the surveys and recommendations of compensation consultants previously cited, Mr. Semrod's performance and the overall performance of the Company, placing particular significance as with other compensation decisions made with respect to services rendered in 1996 on the Company's ability to exceed return-on-asset, return-on-equity and efficiency ratio goals.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                Estimated Future Payouts
                                             Performance            under Non-Stock
                                               or Other            Price Based Plans
                               Number of     Period Until     ----------------------------
                                 Shares     Maturities or     Threshold   Target   Maximum
Name                            Awarded       Payout(1)          (#)        (#)      (#)
----                           ----------   ---------------   ---------   ------   -------
T. Joseph Semrod (CEO) .....     3,700         12/31/96           0        3,700    3,700
Robert G. Cox ..............     3,150         12/31/96           0        3,150    3,150
John G. Collins ............     1,200         12/31/96           0        1,200    1,200
John R. Howell .............       690         12/31/96           0          690      690
Stephen H. Paneyko .........       750         12/31/96           0          750      750


----------------


(1) Award of performance stock was subject to attainment of performance goal based upon the Company's return on assets for the fourth quarter of fiscal 1996, excluding extraordinary items and non-recurring charges and determined according to generally accepted accounting principles. Upon attainment of the performance goal, the performance stock became fully vested as to one portion of the award (typically one-fifth). The remaining portion of the award (typically four-fifths) became subject to restrictions on transferability which will lapse in equal annual installments.


     Compliance with Section 162(m) of the Code. With certain exemptions, including compensation qualifying for the Performance Based Exemption, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million for each such executive for a taxable year. At its 1996 Annual Meeting of Shareholders, the Company proposed and shareholders approved amendments to the Summit Bancorp. 1993 Incentive Stock and Option Plan intended to qualify options and performance stock granted pursuant thereto for the Performance Based Exemption.


Respectfully submitted,


T.J. Dermot Dunphy, Chairman

Robert L. Boyle, James C. Brady, Jr., Anne Evans Estabrook, Elinor J. Ferdon, Francis J. Mertz, Henry S. Patterson II, Orin R. Smith and Joseph M. Tabak

                            STOCK PERFORMANCE GRAPH

     Set forth below is the five year Cumulative Total Return stock performance graph for (i) Summit Common Stock, (ii) the Media General ("MG") Mid-Atlantic Bank Group Index, an industry index encompassing virtually all publicly traded banking companies in New York, New Jersey, Pennsylvania, Delaware, Maryland and the District of Columbia (141 companies), (iii) the New York Stock Exchange ("NYSE") Market Value Index, a broad market index covering all stocks listed on the NYSE, (iv) the Keefe, Bruyette & Woods, Inc. ("KBW") 50 Index, an industry index consisting of 50 money-center and regional banking companies and (v) the Standard & Poor's ("S&P") 500 Market Index, a broad market index covering the stocks of 500 large capitalization companies.


     Summit has elected to change the industry index and broad market index used in its Stock Performance Graphs. Future Stock Performance Graphs will use the KBW 50 Index and the S&P 500 Index, replacing, respectively, the MG Mid-Atlantic Bank Group Index and the NYSE Market Value Index. Summit believes the new indexes are more widely used by peer banking companies and will thus facilitate greater comparability between Summit and its peers. As required by regulations of the SEC applicable to such changes, the Stock Performance Graph below contains all four indexes, the two to be used prospectively as well as the two to be replaced.



               SUMMIT BANCORP., MG MID-ATLANTIC BANK GROUP INDEX,

              NYSE MARKET VALUE INDEX, KBW 50 INDEX & S&P 500 INDEX

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

                  GRAPHICAL REPRESENTATION OF DATA TABLE BELOW


                      1991      1992       1993       1994       1995      1996
                      ----      ----       ----       ----       ----      ----
                                              (Dollars)

Summit Bancorp ....   $100     172.92     175.71     183.08     278.04    353.75
MG Mid-Atlantic ...   $100     125.23     155.57     147.70     224.28    317.65
NYSE Index ........   $100     104.70     118.88     116.57     151.15    182.08
KBW 50 Index ......   $100     127.42     134.48     127.62     204.41    289.15
S&P 500 Index .....   $100     107.64     118.50     120.06     165.18    203.11

----------

  Assumes $100 invested on January 1, 1992

* Total Return assumes reinvestment of dividends

            ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS

     Some executive officers, Directors and nominees for election as Director of Summit and their associates have deposit accounts with one or more of Summit's bank subsidiaries and may also have transactions with one or more subsidiaries, including loans, in the ordinary course of business. All loans in excess of $60,000 to executive officers and Directors and their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Summit's executive officers and directors, and any persons owning ten percent or more of a registered class of Summit's equity securities, to file initial statements of beneficial ownership (Form 3), statements of changes in beneficial ownership (Form 4) and annual statements of beneficial ownership (Form 5) with the SEC and the NYSE. Persons filing such statements are required by SEC regulation to furnish the Company with copies of all such beneficial ownership statements filed under Section 16(a) of the Exchange Act.

     Based solely on its review of the copies of beneficial ownership statements received by it, or written representations from certain reporting persons that no beneficial ownership statements were required for those persons, Summit believes that during 1996 all beneficial ownership statements under Section 16(a) of the Exchange Act which were required to be filed by executive officers and directors of Summit in their personal capacities were filed in a timely manner, with the following exceptions: the reporting of the redemption on December 15, 1996 of 300 shares and 1,000 shares of Summit's Adjustable Rate Cumulative Preferred Stock, Series B ($50 stated value) owned, respectively, by Mr. Boyle and Mr. Tabak was delayed from the required Form 4 filing in January 1997 to a Form 5 filed in February 1997 and the reporting of the acquisition on March 1, 1996 of 147 shares and 2,114 shares of Summit Common Stock by, respectively, Mr. Mertz and Mr. Tabak in connection with the merger of The Summit Bancorporation into Summit Bancorp. and the conversion of The Summit Bancorporation common stock into Summit Common Stock was delayed from the required Form 4 filings in April 1996 to, in the case of Mr. Mertz, a Form 5 filed in February 1997 and, in the case of Mr. Tabak, the required Form 4 filed two days late.

                  CERTAIN INFORMATION AS TO EXECUTIVE OFFICERS

EMPLOYMENT AGREEMENTS

     Summit entered into an employment contract with Mr. Semrod when he joined Summit in 1981. This contract renews annually for a one-year term, unless the contract is terminated for cause or due to disability or death, or notice of nonrenewal is given 120 days prior to its April 2d anniversary date. No notice of nonrenewal has been given. The contract provided for a minimum base salary of $200,000 per annum, subject to periodic review to reflect the impact of inflation, performance, and competitive compensation levels. Mr. Semrod's contract also provides for a cash bonus formula; however, since the establishment in 1982 of the Incentive Plan which provides for bonuses to key employees of Summit and its subsidiaries, Mr. Semrod's bonus has been calculated and paid under that Plan rather than under the contractual formula.


     Summit entered into an employment agreement with Robert G. Cox at the effective time of the Corporation's merger with The Summit Bancorporation (the "Effective Time"), which provides for Mr. Cox to serve as the President of SumNJ for an initial term ending March 1, 1999. The initial term of the Agreement is automatically extended one additional year on each of the first two anniversary dates of the agreement unless either party gives at least 180 days advance notice that such party elects not to so extend the agreement. The first such anniversary date was March 1, 1997 and no such notice was given. The employment agreement additionally provides for Mr. Cox to receive (i) a base salary of not less than $500,000, (ii) an annual bonus at least equal to the highest annual bonus received by him during any of three calendar years preceding the Effective Time, (iii) incentive, savings and retirement plan benefits which in the aggregate are equal to those received by peer executives of Summit, or, if more favorable, the most favorable incentive, savings and retirement plan benefits received by him in the 180 days preceding the Effective Time, (iv) health and welfare plan benefits which in the aggregate are equal to those received by peer executives of Summit, or, if more favorable, the most favorable health and welfare plan benefits received by him in the 180 days preceding the Effective Time, and (v) other customary fringe benefits received by peer executives of

Summit, or, if more favorable, the most favorable of the fringe benefits received by him in the 180 days preceding the Effective Time. In the employment agreement Mr. Cox agreed that for a period of one year following any termination of the employment agreement he will not accept employment with any national or state bank or thrift institution or affiliate thereof at a place of employment within 25 miles of any branch location of Summit or any of its subsidiaries. The employment agreement also provides for Summit to assume the obligations of the former Summit Bancorporation under the change of control agreement between the former Summit Bancorporation and Mr. Cox. The change of control agreement provides for Mr. Cox to receive certain benefits and a severance payment in the event his employment is terminated following a change of control or a potential change of control as those terms are defined in the agreements (the "Change of Control Events") equal to three times the highest salary and bonus received by him in the 36 months preceding the change of control. The agreement also provides for reimbursement of a portion of the excise taxes payable (if any) as a result of receipt by Mr. Cox of payments and benefits as a result of a termination after a Change of Control Event. The term of the change of control agreement extends through December 31, 1998 but is automatically extended each January 1, commencing January 1, 1998, for an additional one year unless either party gives the other party six months advance written notice of termination. In the event of a change of control the agreement remains in effect for not less than 36 months following the change of control. In no event does the agreement extend beyond Mr. Cox's 65th birthday.


EXECUTIVE SEVERANCE PLAN


     In 1986 the Summit Board adopted the Summit Executive Severance Plan for the purposes of enhancing the ability of Summit to retain existing management and attract new executives and rewarding key executives for their service to the Company with reasonable compensation in the event of a termination of their employment under any of the circumstances set forth in the Plan. Key executives of the Company are eligible to be selected as Plan participants. The Summit Board has selected the following executive officers to be Plan participants:
T. Joseph Semrod, John G. Collins, John R. Howell, Stephen H. Paneyko, John R. Haggerty, Larry L. Betsinger, Alfred M. D'Augusta, John R. Feeney, William J. Healy, Sabry J. Mackoul, Richard F. Ober, Jr., Dennis Porterfield, Alan N. Posencheg, Gary F. Simmerman and Edmund C. Weiss, Jr. Their period of participation will expire as of December 15, 1999.


     The Plan provides that, in the event a participant's employment is terminated by the Company, other than for Cause (as defined below), death, disability or retirement, or by the participant for Good Reason (as defined below), the participant is entitled, for a period of not less than 18 months and not more than 24 months, or, if earlier, until the participant's death, disability or retirement, to receive payments based upon the highest rate of base salary in effect for the participant during the 12-month period preceding the notice of termination and to remain an active participant in all employee benefit plans available to employees generally. The participant is also entitled to receive a pro rated annual bonus for the year in which terminated, and to continue receiving perquisites for 12 months. The salary and employee benefit plans continuation period would be 24 months for Mr. Semrod and 18 months for all other current participants.

     For purposes of the Plan, "Cause" is defined to mean any of the following:
(i) the willful commission of an act that causes or that probably will cause substantial economic damage to the Company or substantial injury to its business reputation; (ii) the commission of an act of fraud in the performance of the participant's duties; (iii) a continuing willful failure to perform the duties of the participant's position with the Company or (iv) the order of a bank regulatory agency or court requiring the termination of the participant's employment. Willfulness is defined to be an act or failure to act done not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

     "Good Reason" for purposes of the Plan is defined to mean any of the following: (i) the assignment of duties which are inconsistent with, or the failure to assign duties which are consistent with, the participant's then current title and salary grade; (ii) removal of the participant from, or any failure to reappoint or reelect the participant to the highest title held by him or her during the previous six-month period; (iii) a reduction in the participant's salary or the failure to grant increases in the participant's salary comparable to those granted executives of the Company of comparable title, salary grade and performance ratings; (iv) locating the participant's office anywhere other than at Summit's (or a subsidiary's) principal executive offices and (v) the failure by the Company to provide welfare benefits and perquisites substantially the same as or comparable to those presently provided to the participant.

     In the event a participant becomes entitled to the benefits described above and the participant subsequently obtains other employment, the participant's entitlement to the above described benefits ceases and the participant becomes entitled to receive instead a lump sum payment equal to 50% of remaining base salary that would otherwise have been payable to the participant.

TERMINATION AGREEMENTS


     The Board of Directors has approved Termination Agreements with certain executive officers of Summit for the purposes of enhancing the ability of Summit to retain existing management and attract new executives and of rewarding key executives for their service to the Company with reasonable compensation in the event their employment is terminated as provided in the Termination Agreements. In the Termination Agreements, each officer has agreed that in the event any person or entity takes certain steps designed to effect a Change in Control (as defined below) of Summit, he will continue to perform his regular duties and services for the Company until such person or entity has abandoned or terminated efforts to effect a Change in Control or until a Change in Control has occurred. The following executive officers are currently parties to Termination Agreements with Summit: Messrs. Semrod, Collins, Feeney, Howell, Paneyko, Haggerty, Betsinger, D'Augusta, Healy, Mackoul, Ober, Porterfield, Posencheg, Simmerman and Weiss. The Termination Agreements provide that if, within three years after a Change in Control of Summit, the officer's employment with the Company is terminated by the Company, other than for Cause (as defined below), death, disability or retirement, or by the officer for Good Reason (as defined below), the officer is entitled to receive (i) a lump sum cash payment equal to one year's base salary at his highest rate in effect during the 12 month period preceding the notice of termination (not to exceed 2.99 times the average of the officer's annual compensation payable for the five years immediately preceding the Change in Control), and (ii) upon retirement an amount of total retirement benefits equal to that which the officer would have received from retirement plans of, or employment contracts with, the Company if his employment had continued for three years beyond his termination date or until his retirement, if earlier, and his rights were fully vested. The amount by which retirement benefits payable under the Termination Agreements exceeds the amount of retirement benefits otherwise payable to the officers represents an unfunded obligation of the Company for which no amounts have been set aside. A Termination Agreement terminates if the officer voluntarily ends his employment during any period when no effort to effect a Change in Control of Summit is then in progress.


     To come within the terms of the Termination Agreements the Change in Control of Summit must occur, or efforts designed to lead to a Change in Control of Summit must commence, before January 11, 1999. A "Change in Control" of Summit is defined to mean: (i) the acquisition by any person of beneficial ownership of 33 1/3% or more of the combined voting power of Summit's outstanding securities; (ii) a change in the composition of majority membership of the Board of Directors over any two-year period; (iii) a change in ownership of Summit such that Summit becomes subject to the delisting of its Common Stock from the NYSE; (iv) the approval by the Board of the sale of all or substantially all of the assets of Summit; (v) the approval by the Board of any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i), (ii) or
(iii) above.

     The definition of "Cause" for purposes of the Termination Agreements parallels the definition of that term in the Executive Severance Plan described above. "Good Reason", for purposes of the Termination Agreements, is defined to mean: (i) the assignment of duties which are materially different or require substantially more business travel than duties prior to the Change in Control or which represent a significant reduction in authority and responsibility; (ii) removal from, or failure to reappoint or reelect the officer to the highest office held in the six months prior to the Change in Control; (iii) a reduction in the officer's salary or the failure to grant increases in salary comparable to those granted officers of comparable title, salary grade and performance ratings; (iv) the relocation of Summit's principal executive offices outside New Jersey, a change in the officer's base location to anywhere other than the Company's principal executive offices or the failure to pay reasonable relocation expenses where the officer has agreed to a relocation; (v) the failure to provide the officer with benefits and perquisites the same as or comparable to those received prior to the Change in Control or (vi) the failure of Summit to obtain the express written assumption of a Termination Agreement by any successor to Summit.

PENSION PLANS

     Summit maintains a noncontributory pension plan, qualified as a "defined benefit" pension plan under the Code, which applies to salaried employees, including executive officers, of Summit and its subsidiaries (the "Basic Plan"). Due to certain benefit restrictions placed on the Basic Plan by the Code, Summit also maintains a retirement restoration plan and a supplemental retirement plan applicable to all salaried employees covered by the Basic Plan

(the "Supplemental Plans"). The following table sets forth the estimated total annual pension benefits payable under the Basic Plan and the Supplemental Plans at normal retirement (age 65) at the Years of Credited Service and salary levels indicated:

                               PENSION PLAN TABLE


                                   Annual Benefit for Years of Credited
  Highest Average Yearly                Service Indicated (a) (b)
      Base Salary of       ----------------------------------------------------
  Consecutive 60 Months    15 Years   20 Years   25 Years   30 Years   35 Years
  ---------------------    --------   --------   --------   --------   --------
$125,000 ...............   $ 36,181   $ 48,242   $ 60,802   $ 72,363   $ 75,000
                                                                        (84,423)

$150,000 ...............     43,681     58,242     72,802     87,363     90,000
                                                                       (101,923)

$200,000 ...............     58,681     78,242     97,802    117,363    120,000
                                                                       (136,923)

$250,000 ...............     73,681     98,242    122,802    147,363    150,000
                                                                       (171,923)

$300,000 ...............     88,681    118,242    147,802    177,363    180,000
                                                                       (206,923)

$400,000 ...............    118,681    158,242    197,802    237,363    240,000
                                                                       (276,923)

$450,000 ...............    133,681    178,242    222,802    267,363    270,000
                                                                       (311,923)

$500,000 ...............    148,681    198,242    247,802    297,363    300,000
                                                                       (346,923)

$600,000 ...............    178,681    238,242    297,802    357,363    360,000
                                                                       (416,923)

$700,000 ...............    208,681    278,242    347,802    417,363    420,000
                                                                       (486,923)

$800,000 ...............    238,681    318,242    397,802    477,363    480,000
                                                                       (556,923)
----------

(a) Years of Credited Service are defined by the plan as years of full-time employment after the employee has attained age 21.

(b) Amounts in parentheses ( ) are amounts payable where the 60% limit of the Basic Plan does not apply.



     Covered compensation, except as described below with respect to Mr. Howell, includes only base salary and is identical to amounts reported in the Summary Compensation Table under the column titled "(c) Salary." The benefits listed in the Pension Plan Table are not subject to offsets for Social Security or other benefits received by retirees. The listed benefits are those payable if the straight life annuity method of distribution is chosen. Years of Credited Service under the Basic Plan for the executive officers listed in the Summary Compensation Table, except as described below for Mr. Howell, are as follows:
Mr. Semrod, 15 years; Mr. Collins, 10 years; Mr. Paneyko, 14 years. Mr. Cox's participation in the Basic Plan commenced January 1, 1997.


     Mr. Semrod's employment contract provides for supplemental retirement benefits calculated in accordance with the formula of the Basic Plan, but without regard to the benefit limitations imposed by the Code and the Basic Plan, and credits Mr. Semrod with years of service commencing February 1, 1963 (an additional 19 years).


     Employees and former employees who formerly worked for United Jersey Bank/Commercial Trust (a predecessor bank to SumNJ), including Mr. Collins, are covered for service before August 1, 1988 (January 1, 1987 in the case of Mr. Collins) by a defined benefit, noncontributory pension plan which provides for benefits lower than those described above for the Basic Plan of Summit. Mr. Collins has 16 Years of Credited Service under this plan. Such employees are covered by the Basic Plan and Supplemental Plans for service on and after August 1, 1988 (January 1, 1987 in the case of Mr. Collins).


     Employees and former employees of First Valley and its subsidiaries, including Mr. Howell, are covered for service before January 1, 1996 by a formula contained in the former pension plan of First Valley which remained applicable to such periods of service following the merger of the former First Valley pension plan into the Basic Plan. The First Valley formula provides for benefits lower than the standard formula for the Basic Plan at specified levels of Years of Credited Service and Average Salary, but the First Valley formula determines benefits on the basis of a compensation component which includes, in its 60-month averaging, payments of bonus as well as salary in a given year. Salary for a given year in the averaging period is the salary reported for the given year in the Summary Compensation Table at the column titled "(c) Salary" while the cash bonus is reported, but not separately listed, at the prior year in the column titled "(d) Bonus" of the Summary Compensation Table. (The difference in reporting years for salary and bonus results from Summit's general practice of awarding bonuses each January for services rendered the prior calendar year. Summit's method of reporting compensation in the Summary Compensation Table is intended to comply with the Federal securities laws while benefit calculations must comply with benefit plan terms as well as Federal laws applicable to employee benefit plans). Employees and former employees of First Valley are covered by the Basic Plan's standard formula for service on and after January 1, 1996. Mr. Howell's covered compensation for 1996 under the First Valley formula was $494,500 and under the standard formula was the amount set forth for 1996 in the Summary Compensation Table in the column titled "(c) Salary." Mr. Howell has 20 Years of Credited Service under the First Valley formula and one year of Credited Service under the standard formula of the Basic Plan.

     Employees and former employees who formerly worked for The Summit Bancorporation (a predecessor to Summit Bancorp.), including Mr. Cox and John R. Feeney, are covered for service before January 1, 1997 by a defined benefit, noncontributory pension plan ("Bancorporation Plan") which provides for benefits, in general, marginally lower than those described above for the Basic Plan; however, the compensation component of the formula used to determine benefits under the Bancorporation Plan, unlike the Basic Plan, uses the highest average salary over a consecutive 36-month period. Mr. Cox has 23 years of Credited Service under the Bancorporation Plan. Such employees and former employees are covered by the Basic Plan and Supplemental Plans for service on and after January 1, 1997.


     Certain former officers of The Summit Bancorporation, including Messrs. Cox and Feeney, are covered by a supplemental executive retirement plan ("SERP") maintained by The Summit Bancorporation prior to its merger with Summit and assumed by Summit in that merger. The SERP provides for payment of retirement benefits calculated in accordance with the benefit formula of the Bancorporation Plan but which otherwise cannot be paid by a qualified pension plan under terms of the Code. The SERP was terminated for periods of service after December 31, 1996, and provides, among other things, for persons who were participants in the SERP on March 1, 1996 (because the merger constituted a "change of control" under the SERP on that date) to be credited with years of service under the SERP through age 65, regardless of their age on March 1, 1996 or at the time of their retirement.


     Employees of Summit should refer to the more detailed Summary Plan Descriptions available to them.

     2. PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO
                      INCREASE THE AUTHORIZED COMMON STOCK


     The Restated Certificate of Incorporation of Summit currently authorizes the issuance of up to 130,000,000 shares of Common Stock, par value of $1.20 per share. At February 20, 1997 there were 94,317,893 shares of Common Stock issued and outstanding, approximately 4,300,000 shares reserved for issuance in connection with the acquisition of B.M.J. Financial Corp. (which became effective March 1, 1997), 686,397 shares reserved for issuance under the Dividend Reinvestment Plan and 8,744,842 shares reserved for issuance under Summit's various employee benefit plans. With the execution on February 27, 1997 of an Agreement and Plan of Merger by Summit and Collective Bancorp, Inc., an additional 18,600,000 shares became reserved for issuance, leaving approximately 3,350,000 shares unissued and unreserved. Although there are no immediate plans for issuance of the additional Common Stock that would be authorized by approval of this proposal, the additional Common Stock would be available for stock splits and stock dividends, for acquisitions, for sale to raise new equity capital, for reserves in connection with employee benefit plans, for reserves in connection with the issuance of convertible debt or convertible preferred stock issues or for other corporate purposes deemed to be in the best interests of Summit and its shareholders. The Board of Directors therefore recommends to the shareholders that they approve the amendment to the Restated Certificate of Incorporation of Summit which would increase authorized Common Stock from 130,000,000 to 260,000,000 shares to give Summit the ability to take prompt advantage of market conditions and avoid the expense and delay, and possible loss of opportunity, that could result if a need for additional authorized Common Stock arose but a special meeting of shareholders first had to be held to authorize the issuance of the stock.

     The first paragraph of Article 3 of the Restated Certificate of Incorporation of Summit would be amended by deleting the material in brackets ([ ]) below and adding the material in boldface.

          3. The total number of shares of capital stock authorized and which may be issued by this Corporation is TWO HUNDRED SIXTY-FOUR MILLION (264,000,000) [One Hundred Thirty-Four Million (134,000,000)] shares, of which TWO HUNDRED SIXTY MILLION (260,000,000) [One Hundred Thirty Million (130,000,000)] shares of One and 20/100 Dollars ($1.20) par value each shall be designated as Common Stock, and of which Four Million (4,000,000) shares without par value shall be designated as Preferred Stock. All or any part of such authorized Common Stock and Preferred Stock may be issued by the Corporation from time to time and for such consideration as may be determined upon and fixed by the Board of Directors as provided by law.


     Under New Jersey law the Board of Directors has authority to set the terms and conditions of issuance of the proposed additional Common Stock. Holders of shares of Common Stock are not entitled to cumulative voting rights or to preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of Common Stock. The Board may issue any authorized and unissued Common Stock without further shareholder vote, unless required for a particular transaction by applicable law or rules of the NYSE. NYSE rules presently require shareholder consent in connection with any transaction or series of related transactions, other than a public offering for cash, (i) if the Common Stock (including securities convertible into or exercisable for Common Stock) has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Common Stock;
(ii) if the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the Common Stock; or (iii) if the issuance would result in a change in control of the Corporation.


 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2.


                            3. SELECTION OF AUDITORS

     The Board of Directors recommends that the shareholders ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the accounts of Summit for 1997.

     Representatives of KPMG Peat Marwick LLP, who were also Summit's auditors for the year 1996, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 3.


                                 OTHER MATTERS

SOLICITATION OF PROXIES

     Proxies may be solicited by mail, telephone, telegram, facsimile transmission or other electronic methods and personal meetings and interviews. Certain executive officers and managerial and administrative employees of Summit and its subsidiaries may solicit proxies on behalf of Summit, for which such officers and employees will receive no additional compensation other than reimbursement for actual expense incurred in connection therewith. Summit has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $7,000, plus reasonable out-of-pocket expenses. Summit will also reimburse brokers or other persons holding shares in their names or in the names of their nominees for their reasonable out-of-pocket expenses in forwarding proxies and proxy material to the beneficial owners of such shares. Summit will bear all of the expenses incurred in connection with this solicitation.

SHAREHOLDER PROPOSALS


     The Board of Directors will consider and include in the Proxy Statement for the 1998 Annual Meeting proposals which meet the regulations of the SEC and New Jersey law and which comply with the Corporation's By-Laws. In order to be considered for inclusion, proposals must be received on or before November 7, 1997. Proposals should be addressed to the Secretary.

     The By-Laws of Summit provide that shareholder proposals which do not appear in the Proxy Statement may be considered at a meeting of shareholders only if written notice of the proposal is received by the Secretary of Summit not less than 80 and not more than 100 days before the anniversary of the preceding year's annual meeting provided, however, that, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice of a shareholder proposal, to be timely, must be received by the Secretary not later than the close of business on the later of the 80th day prior to such annual meeting or the tenth day following the day on which public announcement of the meeting date is first made. Any such notice of a shareholder proposal by a shareholder to the Secretary of Summit must be accompanied by (a) the name and address of the shareholder who intends to present the proposal for a vote, (b) a representation that such shareholder is a holder of record of shares entitled to vote at the meeting, (c) a description of all agreements, arrangements or understandings between such shareholder and any other shareholder relating to the proposal to be voted on and any financial contractual interest of such shareholder in the outcome of such vote and (d) such other information regarding the proposal to be voted on and the shareholder intending to present the proposal for a vote as would be required to be included in a proxy statement soliciting the vote of shareholders in respect of such proposal pursuant to the proxy rules of the SEC.


     The vote of a plurality of the shares cast at the Annual Meeting is necessary to elect the six Directors. The vote of a majority of shares cast at the Annual Meeting is necessary to approve the proposed amendment to the Restated Certificate of Incorporation of Summit Bancorp. increasing the authorized Common Stock and to ratify the selection of independent certified public accountants. For purposes of determining the number of votes cast with respect to a matter, only those cast "for" or "against" are included. Abstentions on the proxy card will not be counted "for" or "against" for purposes of determining the number of votes cast with respect to a matter but will be counted as present for quorum purposes. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners will be treated as present for quorum purposes but also will not be counted as votes "for" or "against" for purposes of determining the number of votes cast.

     We urge you to sign, date and mail the white proxy enclosed with this mailing, in the postage-paid envelope provided, as promptly as possible.

     We sincerely hope that you will attend the meeting.


                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          T. JOSEPH SEMROD
                                          Chairman of the Board and
                                          Chief Executive Officer



Dated: March 7, 1997



     IT IS IMPORTANT THAT YOUR SHARES ARE VOTED AT THE ANNUAL MEETING. SHAREHOLDERS ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THE WHITE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE ACT TODAY.

                              [MAP WITH DIRECTIONS]




                                     NOTICE

                        ADMITTANCE TO THE ANNUAL MEETING

     In order to accommodate our shareholders, admission to the Annual Meeting must be limited to shareholders, proxies, press and meeting staff. Two Welcome Desks will be set up to greet meeting attendees. If you hold stock in your own name, please proceed to the RECORD HOLDER Welcome Desk when you arrive. If you hold stock through a bank, broker or otherwise, please proceed to the STREET NAME Welcome Desk and please be prepared to furnish an account statement from your bank or broker, a copy of a proxy card mailed to you, or other proof of ownership of Summit Common Stock. PERSONS WITHOUT SUCH PROOF WILL NOT BE SEATED UNTIL THE MEETING STAFF DETERMINES THERE IS ADEQUATE SEATING FOR ALL ATTENDEES AND MAY BE DENIED ADMITTANCE ALTOGETHER.

     Attendees should at all times wear the official name tag provided by the Welcome Desks in order that the meeting staff may readily identify attendees admitted to the meeting in accordance with the procedures administered by the Welcome Desks. If you own stock in your own name and plan to attend the Annual Meeting, please mark the appropriate box on the proxy card. If you wish to attend the Annual Meeting but will not be submitting a proxy card with the appropriate box marked, please notify Summit at the following address as soon as possible: Corporate Secretary, ATTN: Annual Meeting Admissions, Summit Bancorp., 301 Carnegie Center, PO. Box 2066, Princeton, NJ 08543-2066. Doing this will allow us to prepare your official name tag in advance and eliminate unnecessary delays upon your arrival at the Annual Meeting.

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

     1. Page 19 contains a description in tabular form of a graph entitled "Stock Performance Graph" which represents the comparison of the cumulative total return on the Company's Common Stock against the cumulative total return of the Media General ("MG") Mid-Atlantic Bank Group Index, an industry index, the New York Stock Exchange ("NYSE") Market Value Index, a broad market index, The Keefe, Bruyette & Woods, Inc. ("KBW") 50 Index, an industry index, and the Standard & Poors ("S&P) 500 Market Index, a broad market index for the period of five years commencing January 1, 1992 and ending December 31, 1996, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

--------------------------------------------------------------------------------


 P                            SUMMIT BANCORP.
              Proxy Solicited on Behalf of the Board of Directors
 R         of Summit Bancorp for the Annual Meeting on April 18, 1997

 O   The undersigned hereby constitutes and appoints T.J. Dermot Dunphy, Elinor
     J. Ferdon and Henry S. Patterson II, and each of them, the undersigned's
 X true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of
 Y SUMMIT BANCORP. to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander Road, Princeton, New Jersey on Friday, April 18, 1997, and at any adjournments thereof, on all matters coming before said meeting.

          Election of Directors, Nominees:

          James C. Brady, Jr., T.J. Dermot Dunphy, Fred G. Harvey, Francis J. Mertz, T. Joseph Semrod and Douglas G. Watson

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. However, the Proxies cannot vote your shares unless you sign, date and return this card.

                                                              [SEE REVERSE SIDE]

[X] Please mark your votes as in this example.

     This proxy, when properly signed and timely returned, will be voted in the manner you direct. If no direction is made, this proxy will be voted FOR the election of the listed Director nominees and FOR proposals 2 and 3.

    The Board of Directors recommends a vote FOR 1, 2 and 3.

                                         FOR   WITHHELD
1. Election of Directors (See Reverse)   [ ]     [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------


2. Approval of an amendment to the Restated Certificate of Incorporation of Summit Bancorp increasing authorized
   Common Stock from 130 million to 260 million shares.

                          FOR   AGAINST    ABSTAIN

                          [ ]     [ ]        [ ]


--------------------------------------------------------


                                             FOR   AGAINST    ABSTAIN
3. Ratification of Independent Accountants   [ ]     [ ]        [ ]


--------------------------------------------------------

[ ] Please mark this box if you plan to attend the Annual Meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please date and sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------

--------------------------------------------------------
 SIGNATURE(S)                                 DATE

--------------------------------------------------------------------------------


V                                SUMMIT BANCORP.
O                            SAVINGS INCENTIVE PLAN
T                Solicited on Behalf of the Board of Directors
I                              of SUMMIT BANCORP.
N                   for the Annual Meeting on April 18, 1997
G
     The undersigned hereby directs Summit Bank, Trustee of the SUMMIT
I    BANCORP. Savings Incentive Plan, to vote all of the shares which are
N    held in the undersigned's Plan accounts at the Annual Meeting of
S    Shareholders of SUMMIT BANCORP., to be held on Friday, April 18, 1997
T    at The Hyatt Regency Princeton, 102 Carnegie Center, Route 1 at Alexander
R    Road, Princeton, New Jersey, and at any adjournments thereof, as designated
U    on the reverse, and in its discretion on such other matters as may properly
C    come before the meeting.
T
I
O         Election of Directors, Nominees:
N
          James C. Brady, Jr., T.J. Dermot Dunphy, Fred G. Harvey,
          Francis J. Mertz, T. Joseph Semrod and Douglas G. Watson
C
A
R
D

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

[X] Please mark your votes as in this example.                              4036

     This card, when properly executed, will be voted in the manner you direct. If this card is not timely returned or properly executed, or if no direction is made, the Trustee will vote shares held in your account in the manner deemed by the Trustee to be in Plan participants' best interests.


    The Board of Directors recommends a vote FOR 1, 2 and 3.

                                         FOR   WITHHELD
1. Election of Directors (See Reverse)   [ ]     [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------


2. Approval of an amendment to the Restated Certificate of Incorporation of Summit Bancorp increasing authorized
   Common Stock from 130 million to 260 million shares.

                          FOR   AGAINST    ABSTAIN

                          [ ]     [ ]        [ ]


--------------------------------------------------------


                                         FOR   AGAINST    ABSTAIN
3. Ratification of Independent Accountants   [ ]     [ ]        [ ]


--------------------------------------------------------




                                             This Card Must Be Signed Exactly As
                                                   Your Name Appears Hereon



                                             -----------------------------------
                                             SIGNATURE                DATE